SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 _______________

                                    Form 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15 (d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                DATE OF REPORT (date of earliest event reported)

                                  APRIL 1, 2003

                                  Boots & Coots
                        International Well Control, Inc.
             (Exact name of registrant as specified in its charter)

                         Commission File Number 1-13817

                Delaware                             11-2908692
    (State or Other Jurisdiction of       (I.R.S. Employer Identification No.)
     Incorporation or Organization)

       11615 N. Houston Rosslyn                        77086
            Houston, Texas                           (Zip Code)
(Address of Principal Executive Offices)

                                  281-931-8884
              (Registrant's telephone number, including area code)


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                      INFORMATION TO BE INCLUDED IN REPORT

Item 9.  Regulation FD Disclosure

     On April 1, 2003 the registrant issued a press release entitled "BOOTS AND COOTS REPORTS 2002 OPERATING RESULTS."

     The text of the press release is as follows:

                  BOOTS & COOTS REPORTS 2002 OPERATING RESULTS

HOUSTON, Texas April 1, 2003 - Boots & Coots International Well Control, Inc. (Amex: WEL), reported today that revenues for the year ended December 31, 2002, were $14.1 million as compared with revenue of $16.9 million a year ago, a decrease of 17%. Net loss for the current year was $9.2 million compared to net income of $1.3 million for the year ended December 31, 2001. Net loss attributable to common shareholders, after preferred stock dividends of $3.1 million, was $12.3 million or $0.28 per share for the year ended December 31, 2002, versus a net loss of $1.6 million or $0.04 per share, for the year ended December 31, 2001.

For the quarter ended December 31, 2002, revenue decreased by 18% to $2.6 million as compared with revenue of $3.2 million for the same period of 2001. Net loss prior to preferred stock dividends, which are paid in kind, increased in the current period to $1.6 million versus a net loss of $0.5 million for the prior period. Net loss attributable to common shareholders was $2.3 million for the current period compared to a net loss of $1.3 million in the prior period. Boots & Coots CEO Jerry Winchester said, "While our response segment results overall were down in 2002, we are please that our prevention segment revenues experienced an increase of 48% in the current year compared to the year ending 2001. This was primarily a result of increased service fees associated with the WELLSURE(R) program and expanded service and equipment sales associated with the Company's Safeguard program. Response segment revenues decreased 45% last year as compared to the year ending 2001. This decrease was primarily the result of a decline in emergency response services which mirrored decreased drilling activity."

Winchester further stated, "We expect improvements in our response revenue for the first quarter of 2003 due in part to increased demand for our emergency response services. Boots & Coots remains committed to supplying prevention and response services in the global market."

Boots & Coots also announced today that it will hold a conference call on April 8, 2003 to discuss the specific results of the year and quarter ended December 31, 2002 and provide updates to recent activities, progress and developments. Specific information regarding the call will be forthcoming.

About  Boots  &  Coots

Boots & Coots International Well Control, Inc., Houston, Texas, is a global emergency response company that specializes, through its Well Control unit, as an integrated, full-service, emergency-response company with the in-house ability to provide its expanded full-service prevention and response capabilities to the global needs of the oil and gas and petrochemical industries, including, but not limited to, oil and gas well blowouts and well fires as well as providing a complete menu of non-critical well control services. Additionally, Boots & Coots WELLSURE(R) program offers oil and gas exploration and production companies, through retail insurance brokers, a combination of traditional well control and blowout insurance with post-event response as well as preventative services.


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Certain  statements  included  in  this  news  release  are  intended  as
"forward-looking statements" under the Private Securities Litigation Reform Act of 1995. Boots & Coots cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. More information about the risks and uncertainties relating to these forward-looking statements are found in Boots & Coots' SEC filings, which are available free of charge on the SEC's web site at http://www.sec.gov.
                                       ------------------


                               (Table to follow)


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
                         BOOTS & COOTS INTERNATIONAL WELL CONTROL, INC.
                                  SUMMARY OF OPERATING RESULTS

                 Three Months and Twelve Months Ended December 31, 2001 and 2002
                             (in thousands except per share amounts)

                                                      Three Months Ended    Twelve Months Ended
                                                         December  31,         December  31,
                                                     --------------------  ---------------------
                                                       2001       2002       2001        2002
                                                     ---------  ---------  ---------  ----------

Revenue                                              $  3,221   $  2,644   $ 16,938   $  14,102

Income (Loss) Before Interest, Taxes, Depreciation
and Amortization                                          623      ($527)  $  5,651   $    (337)

Income (Loss) from Continuing Operations             $    660    ($1,610)  $  3,687   $  (2,525)

Income (Loss) from Discontinued Operations, Net of
Income Taxes                                          ($1,192)  $     35    ($2,359)  $  (6,655)

Net Income (Loss)                                       ($532)   ($1,575)  $  1,328   $  (9,180)

Preferred Dividend Requirements and Accretion        $    795   $    760   $  2,924   $   3,112

Net Loss Attributable to
Common Shareholders                                   ($1,327)   ($2,335)   ($1,596)   ($12,292)

Income (Loss) Per Share - Basic & Diluted
     -     Continuing Operations                          .00       (.05)       .02        (.13)
     -     Discontinued Operations                       (.03)       .00       (.06)       (.15)
     -     Net Loss                                      (.03)      (.05)      (.04)       (.28)

Weighted Average Common Shares Outstanding
     -     Basic & Diluted                             39,685     44,860     40,073      43,311

      Restated and adjusted for discontinued operations, see Form 10-K for the year ended 12-31-01


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